                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

                                          [_] Confidential, for Use of the
[X] Definitive Proxy Statement                Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           KILROY REALTY CORPORATION
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                           KILROY REALTY CORPORATION
                    2250 EAST IMPERIAL HIGHWAY, SUITE 1200
                         EL SEGUNDO, CALIFORNIA 90245

March 30, 1999

Dear Stockholder:

  You are cordially invited to attend the 1999 annual meeting of stockholders of KILROY REALTY CORPORATION to be held on May 17, 1999, at 10:00 a.m. at The Beverly Hilton located at 9876 Wilshire Boulevard, Beverly Hills, California 90210.

  Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

                                          Sincerely,

                                          Richard E. Moran Jr.
                                          Executive Vice President,
                                          Chief Financial Officer and
                                           Secretary

                           KILROY REALTY CORPORATION
                    2250 EAST IMPERIAL HIGHWAY, SUITE 1200
                         EL SEGUNDO, CALIFORNIA 90245

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1999

To the Stockholders of Kilroy Realty Corporation:

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of Kilroy Realty Corporation, a Maryland corporation (the "Company"), will be held at The Beverly Hilton located at 9876 Wilshire Boulevard, Beverly Hills, California 90210 on May 17, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To elect two directors to the Company's Board of Directors to serve until the annual meeting of stockholders in the year 2002 and until their successors are duly elected and qualify; and

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on March 29, 1999 as the record date (the "Record Date") for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company, which recommends that stockholders vote FOR the election of the nominees named therein. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.

  STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          Richard E. Moran Jr.
                                          Executive Vice President,
                                          Chief Financial Officer and
                                           Secretary

March 30, 1999
El Segundo, California

                           KILROY REALTY CORPORATION
                    2250 EAST IMPERIAL HIGHWAY, SUITE 1200
                         EL SEGUNDO, CALIFORNIA 90245

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1999

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

General

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kilroy Realty Corporation, a Maryland corporation (the "Company"), of proxies from the holders of the Company's issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), to be exercised at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 17, 1999 at The Beverly Hilton located at 9876 Wilshire Boulevard, Beverly Hills, California 90210 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting.

  At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following proposals (the "Proposals"):

    1. The election of two directors to the Company's Board of Directors to serve until the annual meeting of stockholders to be held in the year 2002 and until their successors are duly elected and qualify;

    2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  Only the holders of record of the shares of Common Stock at the close of business on March 29, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters. As of the Record Date, 27,629,210 shares of Common Stock were outstanding. This Proxy Statement and enclosed form of proxy are first being mailed to the stockholders of the Company on or about March 30, 1999.

  A majority of the shares of Common Stock outstanding must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In order to be elected as a director, a nominee must receive a plurality of all the votes cast at the Annual Meeting at which a quorum is present. For purposes of calculating votes cast in the election of the directors, abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the Proposal regarding the election of the director nominees.

  The shares of Common Stock represented by all properly executed proxies returned to the Company will be voted at the Annual Meeting as indicated or, if no instruction is given, FOR election of the two director nominees named herein. As to any other business which may properly come before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. The Company does not presently know of any other business which may come before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, which may properly be acted upon, unless otherwise indicated the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein. Any person giving a proxy has the right to revoke it at any time before it is exercised
(i) by filing with the Secretary of the Company a duly signed revocation or a proxy bearing a later date or (ii) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  The cost of soliciting proxies will be paid by the Company. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone or facsimile transmission, but such persons will not be specially compensated therefor.

  The Company's executive offices are located at 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245, telephone (310) 563-5500. References herein to the "Company" refer to Kilroy Realty Corporation and its subsidiaries, unless the context otherwise requires.

                               ----------------

              The date of this Proxy Statement is March 30, 1999.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  Pursuant to the Company's articles of incorporation, as amended (the "Charter"), the Company's bylaws, as amended (the "Bylaws"), and the resolutions adopted by the Board of Directors (the "Board"), the Board presently consists of seven directors. Richard S. Allen, a director who had been elected to a term expiring in 1999, resigned as a director on February 18, 1999. The Board has not yet identified a replacement for Mr Allen. The Board is divided into three classes serving staggered three-year terms.

  Pursuant to the Charter, at each annual meeting the successors to the class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Accordingly, at the Annual Meeting, the nominees for election will be elected to hold office for a term of three years until the annual meeting of stockholders to be held in the year 2002, and until their successors are duly elected and qualify. Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the nominees to the Board listed below. Each such nominee has consented to be named in this Proxy Statement and to serve as a director if elected.

  The information below relating to the nominees for election as director and to each of the other directors whose terms of office continue after the Annual Meeting has been furnished to the Company by the respective individuals.

  The Board recommends a vote FOR the election of John B. Kilroy, Sr. and Matthew J. Hart to serve until the annual meeting of stockholders to be held in the year 2002 and until their respective successors are duly elected and qualify.

Nominees for Director

  The following table sets forth certain current information with respect to the nominees for directors to the Board of the Company:

     Name                                                     Age Director Since
     ----                                                     --- --------------
     John B. Kilroy, Sr. ....................................  76      1996
     Matthew J. Hart.........................................  46      1997

  The following is a biographical summary of the experience of the nominees for directors to the Board of the Company:

  John B. Kilroy, Sr., has served as the Company's Chairman of the Board of Directors since its incorporation in September 1996, and served in the same capacity for Kilroy Industries since 1954. In 1947, Mr. Kilroy founded the businesses which were incorporated in 1952 as the entity known as Kilroy Industries ("KI"), the predecessor to the Company. Mr. Kilroy served as KI's President from 1952 until 1981, and as its Chairman of its Board of Directors from 1954 to 1997. Mr. Kilroy is a nationally recognized member of the real estate community, providing the Company with strategic leadership and a broadly-based network of relationships. Mr. Kilroy is a trustee of the Independent Colleges of Southern California, serves on the Board of Directors of Pepperdine University, and is a past trustee of Harvey Mudd College.

  Matthew J. Hart, has been a member of the Board of Directors of the Company since its inception as a public company in January 1997. Mr. Hart joined Hilton Hotels Corporation in 1996 and presently serves as its Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Hilton, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company from 1995 to 1996. From 1981 to 1995, Mr. Hart was employed by Host Marriott Corporation (formerly known as Marriott Corporation), most recently as its Executive Vice President and Chief Financial Officer. Before joining Marriott Corporation, Mr. Hart had been a lending officer with Bankers Trust Company in New York. Mr. Hart is a member of the board of directors of First Washington Realty Trust, Inc., a real estate investment trust ("REIT") which invests primarily in retail properties. Mr. Hart received his undergraduate degree from Vanderbilt University and a Masters of Business Administration form Columbia University.

Directors Continuing in Office

  Information concerning the other directors of the Company whose terms do not expire at the Annual Meeting is set forth below.

   Name                     Age                    Position                     Term
   ----                     ---                    --------                     ----
   John B. Kilroy, Jr......  50 President, Chief Executive Officer and Director 2000
   John R. D'Eathe ........  63 Director                                        2001
   William P. Dickey ......  56 Director                                        2001
   Dale F. Kinsella .......  50 Director                                        2000

  John B. Kilroy, Jr., has served as the Company's President, Chief Executive Officer and Director since its incorporation in September 1996. Prior to joining the Company, Mr. Kilroy served in the same capacity for KI and was responsible for the overall management of all facets of KI and its various affiliates since 1981. Mr. Kilroy has been involved in all aspects of commercial and industrial real estate acquisition, sales, development, construction, leasing, financing, and entitlement since 1967 and worked for KI for over 30 years. Mr. Kilroy became President of KI in 1981 and was elected Chief Executive Officer in 1991. Prior to that time he held positions as Executive Vice President and Vice President--Leasing & Marketing. He is a trustee of the El Segundo Employers Association, and a past trustee of Viewpoint School, the Jefferson Center For Character Education and the National Fitness Foundation. Mr. Kilroy holds a Bachelor of Science degree in Economics from the University of Southern California.

  John R. D'Eathe, has been a member of the Board of Directors of the Company since October 1997. Mr. D'Eathe is a 30-year veteran of real estate development and management in Canada, Europe and the United States. Since 1980, Mr. D'Eathe has been serving as the President of Freehold Development Canada, which is primarily focused on commercial and industrial development in western Canada. From 1970 to 1979, Mr. D'Eathe was President and Chief Executive Officer of Canadian Freehold Properties Ltd., a Canadian-based development company involved in commercial projects in both Canada and the United States. From 1965 to 1969, he served as a director and senior vice president of Grosvenor International, a private real estate group that owns and develops property around the world. Since 1997, Mr. D'Eathe has been the Chairman and President of Penreal Advisors Ltd., one of Canada's largest pension fund real estate investment and advisory firms. In addition, he has been the Chairman of Spark Music Inc., of Vancouver since 1992, and has been a director of John Hancock's Maritime Life Assurance Company since 1995. Mr. D'Eathe holds an honors Bachelor of Laws degree from London University, UK and is an associate member of The Canadian Bar Association.

  William P. Dickey, age 56, has been a member of the Board of Directors of the Company since its inception as a public company in January 1997. Mr. Dickey has been the President of The Dermot Company, Inc., a real estate investment and management company since 1990. From 1986 to 1990, Mr. Dickey was a Managing Director of Real Estate for CS First Boston Corporation. Prior to 1986, Mr. Dickey was a partner at the New York law firm of Cravath, Swaine & Moore, where he started as an associate beginning in 1974. Mr. Dickey is a member of the board of directors of Horizon Group, Inc., a REIT which invests primarily in factory outlet centers, and Mezzanine Capital Property Investors, Inc., a REIT which invests primarily in East Coast office/mixed use space. Mr. Dickey received his undergraduate degree from the United States Air Force Academy, his Masters Degree from Georgetown University and his Juris Doctor Degree from Columbia Law School.

  Dale F. Kinsella, age 50, has been a member of the Board of Directors of the Company since its inception as a public company in January 1997.Since 1990, Mr. Kinsella has been a partner with the Los Angeles law firm of Kinsella, Boesch, Fujikawa & Towle. Mr. Kinsella received his undergraduate degree from the University of California, Santa Barbara and his Juris Doctor degree from the University of California, Los Angeles.

Board of Directors Meetings and Attendance

  During the year ended December 31, 1998, the Board held eight meetings including four special telephonic meetings. All but two directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the committees of the Board on which such directors served. Mr. Kilroy Sr. attended 50% and Mr. Kinsella attended 69% of the total meetings of the Board and their respective committees.

Board Committees

  The Board of Directors of the Company has an Audit Committee, an Independent Committee, an Executive Committee and an Executive Compensation Committee.

  Audit Committee. The Audit Committee consists of two Independent Directors (as hereinafter defined), Mr. Hart, the Chairman, and Mr. D'Eathe. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held four meetings during 1998.

  Independent Committee. The Independent Committee consists of four Independent Directors, Mr. Kinsella, the Chairman, and Messrs. Dickey, Hart and D'Eathe. The Independent Committee has the authority to approve transactions between the Company and its affiliates, including, without limitation, John B. Kilroy, Sr. or John B. Kilroy, Jr. and their respective affiliates. The Independent Committee held one meeting during 1998.

  Executive Committee. The Executive Committee consists of Mr. Kilroy, Jr., the Chairman, and Messrs. Kilroy, Sr. and Kinsella. Subject to the Company's conflict of interest policies, the Executive Committee has authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Agreement of Limited Partnership, as amended from time to time (the "Partnership Agreement"), of Kilroy Realty, L.P. (the "Operating Partnership"), to cause the Operating Partnership to take such actions). The Executive Committee held no meetings during 1998.

  Executive Compensation Committee. The Executive Compensation Committee consists of two Independent Directors, Mr. Dickey, the Chairman, and Mr. Kinsella. The function of the Executive Compensation Committee is to (i) establish, review, modify, and adopt remuneration levels for executive officers of the Company, and (ii) implement the Company's Stock Incentive Plan and any other incentive programs. The Executive Compensation Committee held four meetings during 1998.

Compensation of Directors

  During 1998, the Company paid its Independent Directors annual compensation of $12,000 for their services. In addition, each Independent Director received $1,000 for each committee meeting chaired by such director. Each Independent Director was also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors were not paid any directors' fees. In addition, under the Company's 1997 Stock Option and Incentive Plan, upon his initial election to the Board, each Independent Director was automatically granted options to purchase 10,000 shares of Common Stock which options vest pro rata in annual installments over a three-year period, and on the anniversary of his election to the Board, each Independent Director received an option to purchase 1,000 shares of Common Stock which options also vest pro rata in annual installments over a three-year period. All stock options were issued pursuant to the Stock Incentive Plan at an exercise price equal to or greater than the fair market value of the Common Stock at the date of grant. An "Independent Director" is a director who is not an employee, officer or affiliate of the Company or a subsidiary or a division thereof, or a relative of a principal executive officer, or who is not an individual member of an organization acting as an advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees. On January 31, 1997, John B. Kilroy, Sr., who is not an Independent Director, received options to purchase 15,000 shares of Common Stock which options vest over a three-year period. As of December 31, 1998, Messrs. Dickey, Hart and Kinsella each held options to purchase 10,000 shares of Common Stock at an exercise price of $23.00 per share, of which options to purchase 6,666 shares of Common Stock are currently exercisable, and options to purchase 1,000 shares of Common Stock at an exercise price of $27.69 per share of which 333 are currently exercisable. In addition, as of December 31, 1998, Mr. D'Eathe held options to purchase 10,000 shares of Common Stock at an exercise price of $27.25 per share, of which options to purchase 3,333 shares are currently exercisable and options to purchase 1,000 shares of Common Stock at an exercise price of $20.56 per share, of which none are currently exercisable.

  In February 1999, the Board approved a recommendation by management to modify and increase the Board's compensation structure to a level which the Board believes is comparable to the Company's peers. Under the new structure adopted by the Company, all non-employee directors (including those who are deemed "inside" directors) are paid annual cash compensation of $20,000 for their services and $1,000 for each Board meeting attended by such director. Each non-employee director also receives annual compensation of $2,000 for their services as chairman of any committee of the Board and each non-employee director receives $1,000 for each committee meeting attended by such director. In addition, the annual grant of options to purchase shares to each non-employee director was increased from options to purchase 1,000 shares, to options to purchase 5,000 shares. The options vest pro rata in annual installments over a three-year period. The new structure provides that all future option grants to Board members will be made on a common annual date, rather than the respective anniversary dates of each Board member's election to the Board.

Vote Required

  The election of each director requires the plurality of the votes cast by the holders of the shares of Common Stock entitled to vote thereon present in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of John B. Kilroy, Sr. and Matthew J. Hart to serve until the annual meeting of stockholders to be held in the year 2002 and until their respective successor is duly elected and qualifies.

            CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

  The following table sets forth certain current information with respect to the executive officers of the Company:

             Name           Age                            Position
             ----           ---                            --------
   John B. Kilroy, Sr. ....  76 Chairman of the Board

   John B. Kilroy, Jr. ....  50 President, Chief Executive Officer and Director

   Steven L. Black.........  44 Executive Vice President and Chief Development Officer

   Campbell Hugh Greenup...  45 Executive Vice President, Los Angeles

   Jeffrey C. Hawken.......  40 Executive Vice President and Chief Operating Officer

   Richard E. Moran Jr. ...  47 Executive Vice President, Chief Financial Officer and Secretary

  The following is a biographical summary of the experience of the executive and senior officers of the Company:

  John B. Kilroy, Sr. has served as Chairman of the Board since its incorporation in September 1996. Biographical information regarding Mr. Kilroy is set forth under "Proposal 1: Election of Directors--Nominees for Director."

  John B. Kilroy, Jr. has served as the President and Chief Executive Officer of the Company since it commenced operations in January 1997. Biographical information regarding Mr. Kilroy is set forth under "Proposal 1: Election of Directors--Directors Continuing in Office."

  Steven L. Black has served as Executive Vice President and Chief Development Officer since June 1998 and Executive Vice President since November 1997. Mr. Black joined the Company from The Allen Group ("TAG"), a group of affiliated real estate development and investment companies based in San Diego, California, where he was an equity owner and served as president since January 1994. From January 1988 to December 1993, Mr. Black operated his own real estate development and management company, Centremark. Prior to 1988, Mr. Black was president of The Sickels Group of San Diego and practiced public accounting with Deloitte & Touche LLP. Mr. Black is a member of the Urban Land Institute and a board member of both the National Association of Industrial and Office Parks and the Building Industry Association. Mr. Black holds a Bachelor of Science degree in accounting from San Diego State University.

  Campbell Hugh Greenup is currently an Executive Vice President of the Company and has been with the Company since it commenced operations in January 1997. Prior to that time, Mr. Greenup was employed at KI since 1986 as Assistant General Counsel and was also President of Kilroy Technologies Company, LLC. Mr. Greenup is a member of the American Bar Association, the Urban Land Institute, the National Association of Corporate Real Estate Executives and the Los Angeles County Beach Advisory Commission. Mr. Greenup holds a Juris Doctor from Hastings College of Law and a Bachelor of Arts degree in History from the University of California, Los Angeles.

  Jeffrey C. Hawken has served as the Executive Vice President and Chief Operating Officer of the Company since it commenced operations in January 1997. Prior to that time, Mr. Hawken served in the same capacity for KI and was responsible for the management and operations of KI's real estate portfolio. He also served on KI's acquisitions and executive committees. Mr. Hawken joined KI in 1980, as a Senior Financial Analyst, and has been involved in property and asset management with the Company since May 1983. Mr. Hawken holds a Bachelor of Science degree in Business Administration from the University of Southern California. Since that time, he attained the designation of Real Property Administrator through the Building Owner's and Manager's Association ("BOMA"), and currently serves as a director on the board of BOMA of Greater Los Angeles.

  Richard E. Moran Jr. has served as the Company's Executive Vice President, Chief Financial Officer and Secretary since December 1996. Prior to that time, Mr. Moran was Executive Vice President, Chief Financial Officer and Secretary of Irvine Apartment Communities, Inc. from 1993 to 1996. Prior to that, Mr. Moran was Executive Vice President, Corporate Finance and Treasurer of The Irvine Company where he was employed from 1977 to 1993. Previously, he was a certified public accountant with Coopers & Lybrand LLP. He is a member of the Urban Land Institute. Mr. Moran received his Master of Business Administration degree from the Harvard University Graduate School of Business Administration and a Bachelor of Science degree in Accounting from Boston College.

                            EXECUTIVE COMPENSATION

  The following table sets forth the salary rates and other compensation paid for the fiscal year ended December 31, 1998 and for the period from the Company's inception as a public company, January 31, 1997 through December 31, 1997 to the Chief Executive Officer and each of the Company's other executive officers (the "Named Executive Officers"). The Company has entered into employment agreements with each of its executive officers as described below. See "--Employment Agreements."

                                                                               Long-Term
                                       Annual Compensation                   Compensation
                              ------------------------------------------ ---------------------
                                                                         Restricted Securities
                                                                           Stock    Underlying
   Name and Principal          Salary                     Other Annual     Award     Options
        Position         Year   ($)       Bonus ($)(1)  Compensation ($)   ($)(2)   Granted(3)
   ------------------    ---- --------    ------------  ---------------- ---------- ----------
John B. Kilroy, Jr...... 1998 $350,000      $510,000                                 250,000
 Director, President and
  Chief                  1997 $180,769(4)   $200,000           (7)              --   250,000
 Executive Officer
Steven L. Black......... 1998 $200,000      $325,000           (7)              --   350,000
 Executive Vice
  President and          1997 $ 33,333(5)
 Chief Development
  Officer
Jeffrey C. Hawken....... 1998 $225,000      $325,000                                 150,000
 Executive Vice
  President and          1997 $158,173(4)   $200,000           (7)              --   150,000
 Chief Operating Officer
Richard E. Moran Jr. ... 1998 $225,000      $325,000                                 150,000
 Executive Vice          1997 $180,769(4)   $200,000(6)        (7)       $2,299,000  150,000
  President, Chief
 Financial Officer and
  Secretary
Campbell Hugh Greenup... 1998 $200,000      $200,000
 Executive Vice
  President              1997 $149,135(4)   $200,000           (7)              --   100,000

--------
(1) The amount of any such bonus was determined by the Executive Compensation Committee of the Board of Directors. On March 9, 1998, the Executive Compensation Committee approved and authorized amendments to the employment agreements for the executive officers of the Company providing for total annual executive incentive compensation, including annual bonuses, commencing with fiscal year ended December 31, 1997, to be awarded to the executive officers of the Company at the discretion of the Executive Compensation Committee.

(2) Pursuant to Mr. Moran's employment agreement, concurrent with the consummation of the Company's initial public offering of Common Stock (the "IPO"), he received 100,000 restricted shares of Common Stock under the Stock Incentive Plan with an aggregate value at January 31, 1997, the date of issuance, of $2.3 million against the payment of $1,000 therefor. The restricted shares of Common Stock vest in equal annual installments pro rata over a five-year period, subject to certain acceleration provisions. Mr. Moran is entitled to receive distributions in respect of such restricted stock.

(3) Options to purchase an aggregate of 2,344,000 shares of Common Stock have been granted to directors, executive officers and other employees of the Company as of the date of this Proxy Statement. Such options vest pro rata in annual installments over a three-year period. An additional 556,000 shares of Common Stock are reserved for issuance under the Stock Incentive Plan, as of the date of this Proxy Statement.

(4) The salary, which was paid to the Named Executive Officer during the fiscal year ended December 31, 1997, commenced on February 1, 1997.

(5) The salary, which was paid to the Named Executive Officer during the fiscal year ended December 31, 1997, commenced on November 1, 1997.

(6) Mr. Moran was paid a bonus of $200,000 upon consummation of the IPO on January 31, 1997 which was an obligation of, and was paid by, the principals of KI.

(7) The aggregate amount of the perquisites and other personal benefits, securities or property for each Named Executive Officer is less than the lesser of $50,000 or 10% of the total 1998 salary and bonus for such Named Executive Officer.

Option Grants in Last Fiscal Year

  The following table shows certain information relating to options to purchase shares of Common Stock granted to the Named Executive Officers during 1998.

                                                    Individual Grants(1)        Potential Realizable
                                             ----------------------------------   Value at Assumed
                                              Percent of                        Annual Rates of Stock
                         Number of Shares    Total Options                       Price Appreciation
                         of Common Stock      Granted to   Exercise               for Option Term(2)
                             Underlying      Employees in  Price per Expiration ---------------------
      Name               Options Granted (#)  Fiscal Year    Share      Date        5%        10%
      ----               ------------------- ------------- --------- ---------- ---------- ----------
John B. Kilroy, Jr. ....       250,000           18.7%      $22.13    12/30/08  $3,478,573 $8,815,388
Steven L. Black.........       200,000(3)        14.9%       25.81    11/01/07   3,589,751  8,123,187
                               150,000           11.2%       22.13    12/30/08   2,087,144  5,289,233
Jeffrey C. Hawken.......       150,000           11.2%       22.13    12/30/08   2,087,144  5,289,233
Richard E. Moran Jr. ...       150,000           11.2%       22.13    12/30/08   2,087,144  5,289,233

--------
(1) Except as noted below, all options granted in 1998 become exercisable in three equal installments beginning on the first anniversary of the date of grant and have a term of ten years subject to earlier termination in certain events related to termination of employment. The option exercise price is equal to the fair market value of the Common Stock on the date of grant.

(2) Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurances can be given that these appreciation rates will be achieved.

(3) The options to purchase 200,000 shares of Common Stock granted to Mr. Black in 1998 become exercisable in three equal installments beginning on the anniversary of the date of the commencement of his employment, November 1, 1997. The options have a term of ten years subject to earlier termination in certain events related to termination of employment. The option exercise price is equal to the fair market value of the Common Stock on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 1998.

                                                        Number of Securities
                                                             Underlying             Value of Unexercised
                                                       Unexercised Options at      In-The-Money Options at
                                                          December 31, 1998           December 31, 1998
                         Shares Acquired    Value     ------------------------- -----------------------------
        Name             on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable (1)
        ----             --------------- ------------ ----------- ------------- ----------- -----------------
John B. Kilroy, Jr. ....       --            N/A        83,333       416,667        --          $218,750
Steven L. Black.........       --            N/A           --        350,000        --           131,250
Jeffrey C. Hawken.......       --            N/A        50,000       250,000        --           131,250
Richard E. Moran Jr. ...       --            N/A        50,000       250,000        --           131,250
Campbell Hugh Greenup...       --            N/A        33,333        66,667                         --

--------
(1) Based on closing price of $23.00 per share of Common Stock on December 31, 1998, as reported by the New York Stock Exchange.

401(k) Plan

  The Company has a Section 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover eligible employees of the Company and any designated affiliate. The 401(k) Plan permits eligible employees of the Company to defer up to 20% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code (the "Code"). The employees' elective deferrals are immediately vested and non-forfeitable upon contributions to the 401(k) Plan. The Company currently makes matching contributions to the 401(k) Plan in an amount equal to fifty-cents for each one dollar of participant contributions up to a maximum of five percent of the participant's annual salary up to certain limits. Participants vest immediately in the amounts contributed by the Company. Employees of the Company are eligible to participate in the 401(k) Plan after one year of credited service with the Company. For the year ended December 31, 1998, the Company's contribution to the 401(k) Plan was $160,000. The 401(k) Plan qualifies under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan.

Employment Agreements

  Each of John B. Kilroy, Jr., Steven L. Black, Jeffrey C. Hawken, Richard E. Moran Jr, and Campbell Hugh Greenup have entered into an employment agreement with the Company which became effective on January 31, 1997 or, in the case of Mr. Black, November 1, 1997. The employment agreements have an initial term of three years and are subject to automatic one-year extensions following the expiration of the initial term. On March 8, 1998, the Executive Compensation Committee approved amendments to the employment agreements effective for the year ended December 31, 1997 to provide for annual base compensation with the amount of any bonus to be determined at the discretion of the Executive Compensation Committee. Prior to such amendments, annual bonuses were limited to 100% of base compensation.

  The employment agreements entitle the executives to participate in the Company's Stock Incentive Plan and to receive certain other insurance benefits. The employment agreements also provide that in the event of death, the executive's estate will receive monthly payments of the executive's annual salary, plus one-twelfth of any bonus to be received, for a period equal to the lesser of the term remaining under the employment agreement or one year. In addition, in the event of a termination by the Company without "cause," a termination of employment resulting from "disability," a termination by the executive for "good reason," or, in the case of Mr. Kilroy and Mr. Moran, a termination pursuant to a "change of control" of the Company (as such terms are defined in the respective employment agreements) the terminated executive will be entitled to (i) severance (the "Severance Amount") and except in the event of a termination of employment resulting from the "disability" of Mr. Black (ii) continued receipt of certain benefits including medical insurance, life and disability insurance and the receipt of other customary benefits established by the Company for its executive employees for two years following the date of termination (collectively, the "Severance Benefits"). The Severance Amount is equal to the sum of two times the executive's average annual base compensation and two times the highest annual bonus received during the preceding 36-month period.

  Under the employment agreements, "Disability" means a physical or mental disability or infirmity which, in the opinion of a physician selected by the Board, renders the executive unable to perform his duties for six consecutive months or for shorter periods aggregating 180 business days in any 12-month period (but only to the extent that such definition does not violate the Americans with Disabilities Act). "Cause," as defined under the terms of the respective employment agreements, means (i) the executive's conviction for commission of a felony or a crime involving moral turpitude, (ii) the executive's willful commission of any act of theft, embezzlement or misappropriation against the Company or (iii) the executive's willful and continued failure to substantially perform the executive's duties (other than such failure resulting from the executive's incapacity due to physical or mental illness), which is not remedied within a reasonable time. "Good reason" means (i) the Company's material breach of any of its obligations under the employment agreement (subject to certain notice and cure provisions) or (ii) any removal of the executive from one or more of the appointed offices or any material alteration or diminution in the executive's authority, duties or responsibilities, without "cause" and without the executive's prior written consent. "Change of Control" means (i) the event by which the individuals constituting the Board as of the date of the IPO cease for any reason to constitute at least a majority of the Company's Board; provided, however, that if the election, or nomination for election by the Company's stockholders of any new director was approved by a vote of at least a majority of the members of the original Board of Directors, such new director shall be considered a member of the original Board of Directors; (ii) an acquisition of any voting securities of the Company by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act, immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20%, or in the case of Mr. Black 40%, or more of the combined voting power of the Company's then outstanding voting securities unless such acquisition was approved by a vote of at least one more than a majority of the original Board of Directors; or (iii) approval by the stockholders of the Company of (a) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (b) a complete liquidation or dissolution of the Company; or (c) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Executive Compensation Interlocks and Insider Participation

  There are no Executive Compensation Committee interlocks and no employees of the Company participate on the Executive Compensation Committee.

Executive Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors is responsible for developing, administering and monitoring the executive compensation plans and programs of the Company. The names of the Compensation Committee members are set forth below this report.

 General Policies Regarding Compensation of Executive Officers

  In establishing compensation for executive officers, the Committee seeks to:
(1) attract and retain individuals of superior ability and managerial talent,
(2) motivate--individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

  Base Salary. Salary levels of executive officers are established after a subjective review of REIT issuers and other real estate companies deemed comparable to the Company. Individual performance was rewarded with incentives and bonuses. The Committee, with the assistance of an independent compensation consultant, generally compares the Company's performance with that of other REITs and real estate companies engaged in activities similar to those engaged in by the Company.

  Annual Bonus. The Committee's practice with regard to awarding annual bonuses to executive officers is to take into account whatever measures of performance the Committee determines in its sole discretion to be appropriate under the circumstances, and assigning such weight to any such factors as it determines to be appropriate. In addition, the Committee may from time to time pay bonuses to selected individuals on an ad hoc basis in connection with special events or projects.

  Long-Term Incentive Compensation. Stock-based incentives constitute the long-term portion of the Company's executive compensation package. Stock options granted at 100% of the stock's fair market value on the grant date provide an incentive for executives to increase the Company's stock price and, therefore, the return to the Company's shareholders. Stock options were granted in 1997 and 1998 to the Company's executive officers. In granting stock-based awards, the Committee took into account such factors as it determined to be appropriate under the circumstances, including without limitation the extent of an executive's equity ownership in the Company and the amounts and value of long-term compensation and stock-based compensation received by similarly situated executives at competitor firms.

  Chief Executive Officer Compensation. The compensation of John B. Kilroy, Jr. for the year ended December 31, 1998 was determined on the same general basis as discussed above. In 1997, Mr. Kilroy received a base salary of $200,000 which was 37% lower than the average base compensation paid to chief executive officers of other REITs and real estate companies engaged in activities similar to those engaged in by the Company. In order to bring Mr. Kilroy's salary in line with the market, the Committee increased his base compensation during 1998 to $350,000. In determining the amount of cash bonus paid and the options issued to Mr. Kilroy, the Committee considered the performance of the Company for 1998 as compared to other REITs and real estate companies engaged in activities similar to those engaged in by the Company. Specifically, the Committee considered the achievement of the Company's goals for growth in FFO, improved performance of its operating portfolio and the execution of its development plans.

  Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be "performance-based" compensation as determined under Section 162(m).

  The Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value to the Company and its shareholders of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits. The Committee believes that the nondeductible amounts of compensation paid to its executives will not be material to the Company.

March 30, 1999                            Executive Compensation Committee

                                          William P. Dickey
                                          Dale F. Kinsella

                               PERFORMANCE GRAPH

  As a part of the rules concerning executive compensation disclosure, the Company is obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock over a five-year period. However, since the Company's Common Stock has been publicly traded only since January 28, 1997, such information is provided from that date through December 31, 1998.

  The following line graph compares the change in the Company's cumulative total stockholder return on its shares of Common Stock to the cumulative total return of the NAREIT Equity REIT Total Return Index ("NAREIT Equity Index") and the Standard & Poor's 500 Stock Index ("S&P 500 Index") from January 31, 1997, the closing date of the Company's initial public offering, to December 31, 1998. The line graph starts at January 28, 1997, the date that the Company's shares of Common Stock commenced trading on the New York Stock Exchange; however, the beginning value of each of the NAREIT Equity Index and the S&P 500 Index is as of January 31, 1998, as each index is calculated only on a monthly basis. The graph assumes the investment of $100 in the Company and each of the indices on January 28, 1997 and as required by the Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

                             [GRAPH APPEARS HERE]

       Measurement
       Period
       (Fiscal
       Year
       Covered)      Kilroy Realty Corp. NAREIT Equity Index(1) S&P 500 Index(1)
       -----------   ------------------- ---------------------- ----------------
          1/28/97            100                  100                 100
         12/31/97            132                  120                 133
         12/31/98            113                   99                 171

--------
(1) Beginning value of each of the NAREIT Equity Index and the S&P 500 Index is as of January 31, 1997, as each index is calculated only on a monthly basis.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information, as of December 31, 1998, regarding the beneficial ownership of Common Stock (or Common Stock for which limited partnership interests in the Operating Partnership (the "Units") are exchangeable beginning on January 31, 1999) for (i) each person known by the Company to be the beneficial owner of five percent or more of the Company's outstanding Common Stock (or Common Stock for which the Units are exchangeable), (ii) each director and each Named Executive Officer and (iii) the directors and such Named Executive Officers of the Company as a group. Except as indicated below, all of such Common Stock is owned directly, and the indicated person has sole voting and investment power with respect to all of the shares of Common Stock beneficially owned by such person. The Company has relied upon information supplied by its officers, directors and certain stockholders and upon information contained in filings with the Commission.

                                          Number of Shares    Percentage of
                                          of Common Stock   Outstanding Shares
   Name of Beneficial Owner(1)           Beneficially Owned of Common Stock(2)
   ---------------------------           ------------------ ------------------
   John B. Kilroy, Sr. .................     1,303,016(3)           4.1%
   John B. Kilroy, Jr. .................     1,472,890(4)           4.6%
   Steven L. Black......................       488,704(5)           1.5%
   Jeffrey C. Hawken....................       100,000(6)             *
   Richard E. Moran Jr. ................       190,000(7)             *
   Campbell Hugh Greenup................        66,667(8)             *
   John R. D'Eathe......................         3,333(9)             *
   William P. Dickey....................         8,667(10)            *
   Matthew J. Hart......................        11,667(11)            *
   Dale F. Kinsella.....................         6,667(12)            *
   European Investors Incorporated......     2,239,043(13)          7.0%
   Nike Securities L.P. ................     1,825,247(14)          5.7%
   All directors and executive officers
    as a group (10 persons).............     3,651,609             11.3%

--------
  *Represents less than 1.0% of outstanding shares of Common Stock.

 (1) Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 2250 East Imperial Highway, Suite 1200, El Segundo, CA 90245.

 (2) Assumes the exchange of 4,200,868 common limited partnership Units outstanding as of December 31, 1998 into shares of Common Stock on a one-for-one basis and includes shares of Common Stock subject to options held by such beneficial owner that are exercisable within 60 days of December 31, 1998, the date as of which information in the table is presented.

 (3) Includes (i) 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998 and (ii) 1,293,016 shares of Common Stock issuable on or after January 31, 1999 upon the exchange of common limited partnership Units of the Operating Partnership (including Units beneficially owned by KI and Kilroy Technologies Company, LLC, a California limited liability company ("Kilroy Technologies"), and allocated to Mr. Kilroy as one of its two shareholders).

 (4) Includes (i) 166,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998, (ii) 1,305,623 shares of Common Stock issuable on or after January 31, 1999 upon the exchange of common limited partnership Units of the Operating Partnership (including Units beneficially owned by KI and Kilroy Technologies, and allocated to Mr. Kilroy as one of its two shareholders) and (iii) 600 shares of Common Stock beneficially owned by Mr. Kilroy.

 (5) Includes (i) 422,037 shares of Common Stock that may be issued upon the exchange, on or after October 31, 2000, of all of Mr. Black's partnership units in Kilroy Realty, L.P. and (ii) 66,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998.

 (6) Includes 100,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998.

 (7) Includes (i) 100,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998, (ii) 10,000 shares of Common Stock held directly and (ii) 80,000 restricted shares of Common Stock held directly.

 (8) Includes 66,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998.

 (9) Includes 3,333 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998.

(10) Includes (i) 6,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days as of December 31, 1998 and (ii) 2,000 shares of Common Stock beneficially owned by Mr. Dickey.

(11) Includes (i) 6,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days as of December 31, 1998 and (ii) 5,000 shares of Common Stock beneficially owned by Mr. Hart.

(12) Includes 6,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days as of December 31, 1998.

(13) Based on information provided in a Schedule 13G filed on February 12, 1999 by European Investors Incorporated ("EII") and EII Realty Securities Incorporated ("ERS"), a wholly-owned subsidiary of EII. As of December 31, 1998 (i) EII had sole voting power with respect to 262,443 shares of Common Stock, shared voting power with respect to 310,500 shares of Common Stock, sole dispositive power with respect to 344,043 shares of Common Stock and shared dispositive power with respect to 228,900 shares of Common Stock; and (ii) ERS had sole voting power with respect to 1,400,300 shares of Common Stock and sole dispositive power with respect to 1,666,100 shares of Common Stock. The address for EII is 667 Madison Avenue, 16th Floor, New York, New York 10021-8041.

(14) Based on information provided in a Schedule 13G filed on February 12, 1999 by Nike Securities L.P ("NSLP"), First Trust Advisors L.P ("FTALP") and Nike Securities Corporation ("NSC"), as of December 31, 1998, NSLP, FTALP and NSC all had shared voting power and shared dispository power with respect to 1,825,247 shares of Common Stock. The address for all three companies is 1001 Warrenville Road, Lisle, Illinois 60532.

Certain Relationships and Related Transactions

  Certain directors and executive officers of the Company, including John B. Kilroy, Sr. and John B. Kilroy, Jr., the Chairman of the Board and the President and Chief Executive Officer, respectively, (or members of their immediate families) and persons who will hold more than 5% of the outstanding shares of Common Stock (or interests exchangeable therefor) have direct or indirect interests in transactions with the Company, the Operating Partnership or Kilroy Services, Inc. (the "Services Company"). The transactions include the exercise of an option to purchase and the subsequent purchase by the Company of a property (an "Option Property", together with the North Sepulveda Boulevard Office Complex, the "Option Properties") from a partnership controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr., and the performance of management and leasing activities by the Operating Partnership and certain development and other activities by the Services Company at the Option Properties.

Various Services Provided by the Services Company to the Kilroy Group

  Pursuant to management agreements, the Operating Partnership provided management and leasing services, and the Services Company provided development services, with respect to the Option Properties, each of which was beneficially owned and controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr. During 1998, in connection with the management and leasing services provided by the Operating Partnership for the Kilroy Airport Imperial Co. properties, Messrs. Kilroy, Sr. and Kilroy, Jr. paid to the Operating Partnership fees in the aggregate amount of $180,000, which the Company believes are equivalent to the fair market value for such services provided. In addition, during 1998, in connection with the development services provided by the Services Company from January 1, 1998 to April 16, 1998 with respect to the property located at Calabasas Park Centre, in Calabasas, California, Messrs. Kilroy, Sr. and Kilroy, Jr. paid to the Services Company fees in the aggregate amount of $45,907, which the Company believes are equivalent to the fair market value for such services provided. This property was purchased by the Company on April 16, 1998 (see discussion below under the caption Option Properties).

Option Properties

  In connection with the Formation Transactions, the Company entered into certain option agreements with partnerships controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr., the Chairman of the Board, and President, Chief Executive Officer and Director, respectively, granting to the Operating Partnership options to acquire (i) parcels comprising an aggregate of approximately 18 acres located at Calabasas Park Centre, in Calabasas, California and (ii) the three-building office complex located on North Sepulveda Boulevard in El Segundo, California (the "Sepulveda Boulevard Office Complex") at the respective purchase price for each of the properties as discussed below.

  In January 1998, the Company exercised its option to acquire Calabasas Park Centre, an 18-acre site located in Calabasas, California which was entitled for over 312,000 rentable square feet of office space, from a partnership owned and controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr., for a purchase price of $2.9 million (representing the accumulated costs of the sellers incurred to date), plus the assumption of annual assessments in connection with approximately $6.8 million of Mello-Roos financing obligations allocable to the Property maturing in 2017, and cross-indemnity arrangements with developers of other property within the applicable Mello-Roos district. The acquisition was consummated on April 16, 1998 and was financed with $0.4 million of borrowings under the Company's credit facility and the issuance of 90,787 Units to Messrs. Kilroy, Sr. and Kilroy, Jr. The 90,787 Units issued to Messrs. Kilroy, Sr. and Kilroy, Jr. were valued at approximately $2.5 million based on the closing share price of the Company's common stock as reported on the NYSE. The Independent Committee of the Board of Directors unanimously approved the acquisition.

  The option for the Sepulveda Boulevard Office Complex is exercisable on or before January 31, 2004. The Company has not exercised its option to purchase the Sepulveda Boulevard Office Complex as of the date of this Proxy Statement. Pursuant to the terms of the applicable Option Agreement, the purchase price for the Sepulveda Boulevard Office Complex must be equal to the sum of (i) the then outstanding mortgage indebtedness secured by the respective properties, plus (ii) $1, plus (iii) the aggregate amount of capital contributed by the beneficial owners of the property, net of actual cash distributions distributed in respect of such beneficial owners, during the period beginning on January 31, 1997 and ending on the date of exercise of the option, plus
(iv) an annualized return of 8.0% on the amount in excess of $5.0 million, if any, as determined pursuant to clause (iii) preceding. The purchase price is payable in cash or Units at the election of the seller. The Company's option to purchase the Sepulveda Boulevard Office Complex is subject to a right of first offer held by Hughes Space & Communications.

Agreements to Purchase Certain Properties

  On October 31, 1997, the Company entered into an agreement with TAG to purchase through a series of transactions office and industrial buildings with approximately 1,730,000 aggregate rentable square feet and to develop a minimum of approximately 750,000 square feet of office space for an aggregate purchase price of approximately $300.0 million. The acquisitions were based on what the Company believes to be terms similar to arm's-length negotiations. Subsequent to the execution of the related agreements, Richard S. Allen, the majority equity owner and Chief Executive Officer of TAG, was elected to serve as a director of the Company, and Steven Black and Patrick Smith, equity holders of TAG, were appointed officers of the Company. On July 1, 1998, Mr. Smith resigned as an officer and on February 18, 1999, Mr. Allen resigned as a director.

  During 1997, the Company completed the first phase of the acquisitions from TAG by acquiring four office and four industrial buildings encompassing 907,000 aggregate rentable square feet for an aggregate purchase price of approximately $80.0 million.

  During 1998, the Company acquired four office properties located in San Diego, California and one industrial property located in Reno, Nevada encompassing an aggregate 390,000 rentable square feet as part of the second phase of the acquisitions from TAG. The acquisitions were financed with $39.5 million of borrowings under the Company's credit facility and the issuance of 703,869 Units valued at $18.1 million based on the closing share price of the Company's common stock as reported on the NYSE. Of the total 703,869 Units, 400,553 were issued to Mr. Allen and other entities under his common control and 303,316 were issued to Mr. Black. The acquisitions were based on what the Company believes were terms similar to arm's-length negotiations. The original agreement contemplated the acquisition by the Company of two industrial buildings in San Rafael, California and Las Vegas, Nevada, respectively, and one office building in Redwood City, California for an aggregate purchase price of $22.8 million. Based on the current amended agreement, the Company is no longer obligated to purchase these three non-strategic properties.

  Under the terms of the current agreement, the Company was committed to purchase two additional office properties totaling 254,000 rentable square feet for an aggregate purchase price of $40.1 million. In connection with the contemplated acquisition of one of the two aformentioned properties, in May 1998, the Company entered into an agreement to loan up to $2.3 million to a limited liability company controlled by Richard S. Allen. Advances on the $2.3 million loan were used for tenant improvements in the subject property. The note was secured by the pledge of membership interests in the limited liability company. Interest accrued on the outstanding borrowings at a rate of Prime plus 1.00% and $2.3 million was outstanding at December 31, 1998. On March 19, 1999, the Company acquired the property encompassing 126,000 rentable square feet for $17.4 million and 168,402 units valued at $3.6 million based upon the closing share price of the Company's common stock as reported on the NYSE. Of the total 168,402 Units, 20,762 were issued to Mr. Allen and other entities under his common control, 49,164 were issued to Mr. Smith and 98,476 were issued to Mr. Black. In connection with the acquisition, the outstanding balance of the note and accrued interest were repaid to the Company.

  The last phase of the TAG transaction consists of the development of the two office projects which the Company currently estimates will encompass approximately 1,000,000 aggregate rentable square feet at an estimated aggregate development cost of approximately $150 million. The Company has agreed to purchase a 50% managing interest in the two projects upon completion of all necessary entitlements and infrastructure and is expected to manage the development of both projects. As of December 31, 1998, construction had commenced on the first phase of both construction projects. In connection with the commencement of construction, as of December 31, 1998, the Company had provided financing of $2.9 million including accrued interest to the two limited liability companies, established to develop the two construction projects, of which the Company and TAG will each own a 50% interest. In addition, the Services Company had $146,404 in development fees due from the two limited liability companies at December 31, 1998 which were paid in March 1999.

  In connection with the last phase of the TAG transaction, in May 1998, the Company entered into an agreement to loan up to $8.5 million to a limited partnership controlled by Richard S. Allen, a member of the Company's Board at December 31, 1998. Advances on the loan were used for infrastructure improvements on undeveloped land in San Diego that secured the note. Interest accrues on the outstanding borrowings at a rate of LIBOR plus 1.85% and the note and accrued interest are due upon the acquisition of a 50% interest in the land by the Company.

  In January 1999, the Company purchased a managing interest in phase 1 of the first office development project which was financed with $1.9 million of borrowings under the Company's credit facility, and the issuance of 7,771 Units to Richard S. Allen and an Executive Vice President of the Company, who was previously an executive officer of TAG. The 7,771 Units were valued at $177,015 million based upon the closing share price of the Company's common stock as reported on the NYSE. The acquisitions were based on what the Company believes were terms similar to arm's-length negotiations. The Company has an option to purchase TAG's remaining interest in both projects for a purchase price to be determined upon completion of the projects.

Other Transactions

  In October 1997, the Services Company entered into a management agreement to manage the development of certain properties owned by entities under common control of Richard S. Allen, a director of the Company at December 31, 1998 and a limited partner of the Operating Partnership. At December 31, 1998, the Services Company had a receivable balance of $230,000 for management fees earned during 1998. The fees were paid in March 1999. The Company believes that the fees earned under the management agreement were equivalent to market rates.

                    COMPLIANCE WITH FEDERAL SECURITIES LAWS

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and other equity securities of the Company. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, during the year ended December 31, 1998, all Insiders complied with all Section 16(a) filing requirements applicable to them; except that Richard E. Moran Jr. was late with respect to the filing of his Statement of Changes in Beneficial Ownership on Form 4 for the month of January. The Form 4 for Mr. Moran related to one transaction.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1999 annual meeting of stockholders must be received by the Secretary of the Company at its principal executive offices by December 31, 1998 to be considered for possible inclusion in the Company's proxy statement and form of proxy used in connection with such annual meeting.

                                   AUDITORS

  Subject to its discretion to appoint alternative auditors if it deems such action appropriate, the Board has retained Deloitte & Touche LLP as the Company's auditors for the current fiscal year. The Board has been advised that Deloitte & Touche LLP is independent with regard to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.

                          PROXY SOLICITATION EXPENSE

  The cost of soliciting proxies will be borne by the Company. The Company will also request persons, firms and corporations holding shares beneficially owned by others to send proxy material to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders' reasonable expenses for doing so.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, or by way of the Commission's Internet address, http://www.sec.gov.

  The Company will provide without charge to each person to whom a copy of the Proxy Statement is delivered, upon the written or oral request of any such persons, additional copies of the Company's Form 10-K for the period ended December 31, 1998. Requests for such copies should be addressed to: Kilroy Realty Corporation, 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245, Attn: Secretary, telephone (310) 563-5500.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

  You are urged to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

March 30, 1999

                                          By Order of the Board of Directors,

                                          Richard E. Moran Jr.
                                          Executive Vice President,
                                           Chief Financial Officer and
                                           Secretary

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PROXY

                           KILROY REALTY CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 17, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned stockholder of Kilroy Realty Corporation (the "Company") ac-knowledges receipt of a copy of the Annual Report and the proxy statement dated March 30, 1999 and, revoking any proxy heretofore given, hereby appoints John B. Kilroy, Sr., John B. Kilroy, Jr., Richard E. Moran Jr. and each of them, as proxies for the undersigned, and hereby authorizes each of them to vote all the shares of Common Stock of the Company held of record by the un-dersigned of March 29, 1999, at the Annual Meeting of Stockholders to be held on May 17, 1999, or any adjournment of postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the un-dersigned if personally present at the meeting.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT.

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

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                                                                Please mark [X]
                                                                 your votes
                                                                 like this

                                                 FOR
                                            (excepted as
                                            indicated to
                                            the contrary)       WITHHOLD
1. PROPOSAL 1: ELECTION OF DIRECTORS             [_]               [_]
   Nominees: John B. Kilroy,
             Sr. Mathew J. Hart

INSTRUCTION: To withhold authority to vote for any nominee's name on the space provided below:

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This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR approval of Proposal 1.

[_] Please check if you have had a change of address and print your new address and phone number below

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
Date: _________________, 1999 __________________________________________________
                                              (Signature)
NOTE: Please sign exactly as shown at left. If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

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                             FOLD AND DETACH HERE